EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" and to the use of our report dated December 7, 2006 on the financial statements of Park Place Energy Corp. (formerly ST Online Corp.) that are included in the Form 10-KSB, which is included by reference in the Company's Registration Statement on Form S-8 for the registration of its common stock issuable pursuant to the 2007 Stock Option Plan and the other plans described therein.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

November 5, 2007